Exhibit 99.1
REXFORD INDUSTRIAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Los Angeles, California - February 9, 2022 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties within Southern California infill markets, today announced financial and operating results for the fourth quarter and full year of 2021.

Fourth Quarter 2021 Financial and Operational Highlights:
•Net income attributable to common stockholders of $34.8 million, or $0.23 per diluted share, as compared to $13.2 million, or $0.10 per diluted share, for the prior year quarter.
•Company share of Core FFO of $69.6 million, an increase of 61.5% as compared to the prior year quarter.
•Company share of Core FFO per diluted share of $0.45, an increase of 32.4% as compared to the prior year quarter.
•Consolidated Portfolio Net Operating Income (NOI) of $100.5 million, an increase of 51.2% as compared to the prior year quarter.
•Same Property Portfolio NOI increased 10.0% and Same Property Portfolio Cash NOI increased 6.8% as compared to the prior year quarter.
•99.0% Average Same Property Portfolio occupancy.
•Comparable rental rates on 1.0 million rentable square feet of new and renewal leases increased by 34.2% compared to prior rents on a GAAP basis and by 21.5% on a cash basis.
•Acquired 19 properties for an aggregate purchase price of $551.4 million and sold one property for a sales price of $11.7 million.
•Issued a total of 8.8 million shares of common stock for total net proceeds of $534.1 million.
•Ended the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 9.1%.
•Subsequent to quarter end, the Company declared a quarterly dividend of $0.315 per share, an increase of 31.3% from the prior rate of $0.24 per share.

Full Year 2021 Financial and Operational Highlights:
•Net income attributable to common stockholders of $111.8 million, or $0.80 per diluted share, as compared to $61.3 million, or $0.51 per diluted share, for the prior year.
•Company share of Core FFO of $230.3 million, an increase of 44.0% as compared to the prior year.
•Company share of Core FFO per diluted share of $1.64, an increase of 24.2% as compared to the prior year.
•Consolidated Portfolio NOI of $344.0 million, an increase of 37.8% as compared to the prior year.
•Same Property Portfolio NOI increased 9.1% and Same Property Portfolio Cash NOI increased 12.3% as compared to the prior year.
•Comparable rental rates on 7.0 million rentable square feet of new and renewal leases increased by 42.7% compared to prior rents on a GAAP basis and by 28.8% on a cash basis.
•Acquired 53 properties for an aggregate purchase price of $1.9 billion and sold five properties for an aggregate sales price of $59.3 million.
•Issued a total of 28.5 million shares of common stock for total net proceeds of $1.6 billion.

“Our outstanding fourth quarter and full year 2021 results reflect the strength of Rexford Industrial’s entrepreneurial team, our highly-focused, value-driven business model and our proprietary access to high-quality, accretive investment opportunities throughout the infill Southern California market, the world's fourth largest and our nation’s highest-

demand, lowest supply industrial market. We achieved Core FFO growth of 61%, equal to 32% on a per share basis compared to the prior year quarter, fueled by consolidated NOI growth of 51%. Our team executed 1.0 million square feet of leasing activity at sector-leading GAAP and cash releasing spreads of 34.2% and 21.5%, respectively. As a reflection of this exceptional performance, we are also pleased to be increasing our dividend by over 31%, demonstrating our commitment to delivering superior shareholder returns,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “The growth opportunity before us remains substantial, as we capitalize upon the scale and fragmentation of the infill Southern California industrial market to deepen our market penetration, having completed $1.9 billion of investments in 2021. Looking ahead, we believe Rexford Industrial is well positioned to create value for shareholders with significant internal and external growth initiatives under-way, including over $450 million of new investments under contract or accepted offer plus approximately 3 million square feet of in-process and near-term value-add repositioning and redevelopment projects with a projected incremental investment of $380 million. The Company also enjoys substantial liquidity while maintaining a best-in-class low-leverage balance sheet, ending the year with 9.1% net debt-to-enterprise value, as we drive cash flow growth and value creation for our stakeholders.”

Financial Results:

The Company reported net income attributable to common stockholders for the fourth quarter of $34.8 million, or $0.23 per diluted share, compared to $13.2 million, or $0.10 per diluted share, for the prior year quarter. For the year ended December 31, 2021, net income attributable to common stockholders was $111.8 million, or $0.80 per diluted share, compared to $61.3 million, or $0.51 per diluted share, for the prior year. Net income in the fourth quarter includes $6.6 million of gains on sale of real estate, as compared to a $0.1 million loss on sale of real estate for the prior year quarter. Net income for the year ended December 31, 2021, includes $33.9 million of gains on sale of real estate, as compared to $13.6 million for the prior year.

The Company reported Core FFO for the fourth quarter of $69.6 million, representing a 61.5% increase compared to $43.1 million for the prior year quarter. The Company reported Core FFO of $0.45 per diluted share, representing an increase of 32.4% compared to $0.34 per diluted share for the prior year quarter. For the year ended December 31, 2021, Core FFO was $230.3 million, representing a 44.0% increase compared to $160.0 million for the prior year. For the year ended December 31, 2021, the Company reported Core FFO of $1.64 per diluted share, representing an increase of 24.2% compared to $1.32 per diluted share for the prior year.

In the fourth quarter, the Company’s consolidated portfolio NOI on a GAAP and Cash basis increased 51.2% and 39.5%, respectively, compared to the prior year quarter. For the year ended December 31, 2021, the Company’s consolidated portfolio NOI on a GAAP and Cash basis increased 37.8% and 35.1%, respectively, compared to the prior year.

In the fourth quarter, the Company’s Same Property Portfolio NOI increased 10.0% compared to the prior year quarter, driven by a 10.2% increase in Same Property Portfolio rental income and an 11.0% increase in Same Property Portfolio expenses. Same Property Portfolio Cash NOI increased 6.8% compared to the prior year quarter. When adjusted for the impact of short-term rent deferral agreements executed in response to the COVID-19 pandemic, Same Property Portfolio Cash NOI increased 13.0% compared to the prior year quarter.

For the year ended December 31, 2021, the Company’s Same Property Portfolio NOI increased 9.1% compared to the prior year, driven by an 8.3% increase in Same Property Portfolio rental income and a 5.5% increase in Same Property Portfolio expenses. Same Property Portfolio Cash NOI increased 12.3% compared to the prior year. When adjusted for the impact of short-term rent deferral agreements executed in response to the COVID-19 pandemic, Same Property Portfolio Cash NOI increased 10.9% compared to the prior year.

Operating Results:

Fourth quarter and full year 2021 leasing activity demonstrates strong tenant demand fundamentals within Rexford Industrial’s target Southern California infill markets:

	Q4-2021 Leasing Activity
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	30	223,347	46.1%	31.5%
Renewal Leases	62	776,554	32.1%	19.8%
Total Leases	92	999,901	34.2%	21.5%

	Full Year 2021 Leasing Activity
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	218	3,057,661	41.7%	27.2%
Renewal Leases	268	3,912,306	43.2%	29.5%
Total Leases	486	6,969,967	42.7%	28.8%

At December 31, 2021, the Company’s Same Property Portfolio occupancy was 99.1%. Average Same Property Portfolio occupancy for the fourth quarter and full year 2021 was 99.0% and 98.6%, respectively. At December 31, 2021, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 98.9% occupied and 99.2% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 96.3% occupied and 96.7% leased.

Transaction Activity:

During the fourth quarter of 2021, the Company completed 19 acquisitions representing 19 properties with 2.0 million square feet of buildings on 104 acres of land, including 12.8 acres of land for near term redevelopment for an aggregate purchase price of $551.4 million. These investments are projected to generate a weighted average unlevered initial yield of 2.6% and an estimated stabilized yield on total investment of 5.2%. Additionally, the Company sold one property for a sales price of $11.7 million.

During the full year of 2021, the Company completed 51 acquisitions representing 53 properties with 5.7 million square feet of buildings on 426 acres of land, which includes 123 acres of low-coverage industrial outdoor storage sites and 53 acres of land for near term redevelopment, for an aggregate purchase price of $1.9 billion, which are projected to generate a weighted average unlevered initial yield of 3.6% and an estimated stabilized yield on total investment of 6.1%. Additionally, the Company sold five properties for an aggregate sales price of $59.3 million, which generated an aggregate 26.5% unlevered IRR on investment.

Subsequent to the fourth quarter of 2021, the Company acquired five properties with a total of 0.5 million rentable square feet of buildings for an aggregate purchase price of $169.8 million. These investments are projected to generate a weighted average unlevered initial yield of 3.1% and an estimated stabilized yield on total investment of 4.9%. The Company also sold one property for a sales price of $16.5 million.

For the full year 2021, the Company stabilized six repositioning and redevelopment projects representing 1.0 million square feet and an aggregate $207.5 million of total investment at a 6.6% weighted average unlevered stabilized yield.

Balance Sheet:
The Company ended the fourth quarter with $877.9 million in liquidity, including $44.0 million in cash on hand, $700.0 million available under its unsecured revolving credit facility and an estimated $134.0 million of forward equity proceeds available for settlement to occur by November 15, 2022. As of December 31, 2021, the Company had $1.4 billion of outstanding debt, with an average interest rate of 2.8% and an average term-to-maturity of 7.7 years. The Company has no debt maturities until 2023.

During the fourth quarter, the Company executed on its at-the-market program (“ATM program”), selling 4,180,001 shares of common stock subject to forward sale agreements at an average price of $70.17 per share for a gross value of $293.3 million. In December 2021, the Company partially settled these forward equity sale agreements by issuing 2,273,645 shares of common stock for net proceeds of $155.0 million.

In December 2021, the Company also fully settled the 6,500,000 shares outstanding under the forward equity sale agreements from the Company's September 2021 public offering for total net proceeds of $379.1 million. Proceeds from forward equity settlements in the quarter were used to fund acquisition activity.

On January 13, 2022, the Company renewed its ATM program to include $750 million of capacity with the option to offer shares on a forward basis.

Dividends:

On February 7, 2022, the Company’s Board of Directors declared a dividend in the amount of $0.315 per share, representing an annualized increase of 31.3%. The dividend is payable in cash on April 15, 2022, to common stockholders and common unit holders of record as of March 31, 2022.

On February 7, 2022, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, in each case, payable in cash on March 31, 2022, to preferred stockholders of record as of March 15, 2022.

Guidance

The Company is initiating its full year 2022 guidance as indicated below. The Core FFO guidance refers only to the
Company’s in-place portfolio as of February 9, 2022, and does not include any assumptions for other acquisitions, dispositions or related balance sheet activities that have not closed. Please refer to the Company’s supplemental information package for a complete list of guidance and 2022 Guidance Rollforward.

2022 Outlook (1)	2021 Actual	2022 Guidance
Net Income Attributable to Common Stockholders per diluted share	$0.80	$0.77 - $0.81
Company share of Core FFO per diluted share	$1.64	$1.77 - $1.81
Same Property Portfolio NOI Growth	9.1%	3.25% - 4.25%
Same Property Portfolio Cash NOI Growth	12.3%	6.0% - 7.0%
Average 2022 Same Property Portfolio Occupancy (Full Year)	98.6%	98.0% - 98.5%
General and Administrative Expenses (2)	$49.0M	$58.0M - $59.0M
Net Interest Expense	$40.1M	$38.0M - $39.0M
(1)2022 Guidance represents the in-place portfolio as of February 9, 2022, and does not include any assumptions for prospective acquisitions, dispositions or related balance sheet activities that have not closed. The Company’s in-place portfolio as of February 9, 2022, reflects the acquisition of five properties and the disposition of one property that occurred subsequent to December 31, 2021.
(2)2022 General and Administrative expense guidance includes estimated non-cash equity compensation expense of $23.1 million. Non-cash equity compensation includes restricted stock, time-based LTIP units and performance units that are tied to the Company’s overall performance and may or may not be realized based on actual results.

A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the duration and severity of the impact of the COVID-19 pandemic, interest rates, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information and Investor Presentation:

The Company’s supplemental financial reporting package as well as an updated investor presentation are available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

A conference call with senior management will be held on Thursday, February 10, 2022, at 1:00 p.m. Eastern Time.

To participate in the live telephone conference call, please dial 1-877-407-0789 (for domestic callers) or 1-201-689-8562 (for international callers) at least five minutes prior to start time. A webcast of the conference call will also be available in a listen-only mode at ir.rexfordindustrial.com.

Conference call playback will be available through March 10, 2022 and can be accessed by dialing 1-844-512-2921 (for domestic callers) or 1-412-317-6671 (for international callers), using the pass code 13725995.

About Rexford Industrial:

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand, lowest supply market in the nation. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. Rexford Industrial’s high-quality, irreplaceable portfolio comprises 300 properties with approximately 37.2 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit www.rexfordindustrial.com

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below. “Company Share of FFO” reflects FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders (which consists of preferred stock dividends and any preferred stock redemption charges related to the write-off of original issuance costs).

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO to exclude the impact of certain items that we do not consider reflective of our core revenue or expense streams. These adjustments consist of (i) acquisition expenses, (ii) loss on extinguishment of debt, (iii) the amortization of the loss on termination of interest rate swaps (iv) impairments of right of use assets and (v) other amounts as they may occur. Management believes that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of operating performance and allows investors to more easily compare the Company’s operating results. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of FFO to Core FFO is set forth below. “Company Share of Core FFO” reflects Core FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders (which consists of preferred stock dividends, but excludes non-recurring preferred stock redemption charges related to the write-off of original issuance costs which we do not consider reflective of our core revenue or expense streams).

Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company share of Core FFO per Diluted Share Guidance:

The following is a reconciliation of the Company’s 2022 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2022 Estimate
	Low	High
Net income attributable to common stockholders	$0.77	$0.81
Company share of depreciation and amortization	1.05	1.05
Company share of gains on sale of real estate	(0.05)	(0.05)
Company share of Core FFO	$1.77	$1.81

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of net income to NOI for our Same Property Portfolio, is set forth below.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI: (i) fair value lease revenue and (ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Same Property Portfolio, is set forth below.

Same Property Portfolio:

Our 2021 Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2020 through December 31, 2021, and excludes properties that were acquired or sold during the period from January 1, 2020 through December 31, 2021, and properties acquired prior to January 1, 2020, that were classified as current or future repositioning, redevelopment or lease-up during 2020 or 2021 (unless otherwise noted), which we believe significantly affected the properties’ results during the comparative periods. As of December 31, 2021, our 2021 Same Property Portfolio consists of 193 properties aggregating 24,619,258 rentable square feet.

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. A repositioning is generally considered complete once the investment is fully or nearly fully deployed and the property is available for occupancy. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work.

Net Debt to Enterprise Value: At December 31, 2021, we had consolidated indebtedness of $1.4 billion, reflecting a net debt to enterprise value of approximately 9.1%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt.  Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:
Investor Relations:
Stephen Swett
424-256-2153 ext 401
investorrelations@rexfordindustrial.com

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	December 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Land	$4,143,021	$2,636,816
Buildings and improvements	2,588,836	2,201,187
Tenant improvements	127,708	84,462
Furniture, fixtures, and equipment	132	132
Construction in progress	71,375	25,358
Total real estate held for investment	6,931,072	4,947,955
Accumulated depreciation	(473,382)	(375,423)
Investments in real estate, net	6,457,690	4,572,532
Cash and cash equivalents	43,987	176,293
Restricted cash	11	1,230
Rents and other receivables, net	11,027	10,208
Deferred rent receivable, net	61,511	40,893
Deferred leasing costs, net	32,940	23,148
Deferred loan costs, net	1,961	2,240
Acquired lease intangible assets, net	132,158	92,172
Acquired indefinite-lived intangible	5,156	5,156
Other assets	19,066	14,390
Acquisition related deposits	8,445	4,067
Assets associated with real estate held for sale, net	7,213	8,845
Total Assets	$6,781,165	$4,951,174
LIABILITIES & EQUITY
Liabilities
Notes payable	$1,399,565	$1,216,160
Interest rate swap liability	7,482	17,580
Accounts payable, accrued expenses and other liabilities	65,833	45,384
Dividends and distributions payable	40,143	29,747
Acquired lease intangible liabilities, net	127,017	67,256
Tenant security deposits	57,370	31,602
Prepaid rents	15,829	12,660
Liabilities associated with real estate held for sale	231	193
Total Liabilities	1,713,470	1,420,582
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized:
5.875% series A cumulative redeemable preferred stock, zero and 3,600,000 shares outstanding at December 31, 2021 and December 31, 2020, respectively ($90,000 liquidation preference)	—	86,651
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at December 31, 2021 and December 31, 2020 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at December 31, 2021 and December 31, 2020 ($86,250 liquidation preference)	83,233	83,233
Common Stock,$ 0.01 par value per share, 489,950,000 authorized and 160,511,482 and 131,426,038 shares outstanding at December 31, 2021 and December 31, 2020, respectively	1,605	1,313
Additional paid in capital	4,828,292	3,182,599
Cumulative distributions in excess of earnings	(191,120)	(163,389)
Accumulated other comprehensive loss	(9,874)	(17,709)
Total stockholders’ equity	4,784,579	3,245,141
Noncontrolling interests	283,116	285,451
Total Equity	5,067,695	3,530,592
Total Liabilities and Equity	$6,781,165	$4,951,174

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
REVENUES
Rental income	$132,593	$88,495	$451,733	$329,377
Management, leasing and development services	118	95	468	420
Interest income	1	59	37	338
TOTAL REVENUES	132,712	88,649	452,238	330,135
OPERATING EXPENSES
Property expenses	32,090	22,034	107,721	79,716
General and administrative	15,009	9,042	48,990	36,795
Depreciation and amortization	41,221	30,554	151,269	115,269
TOTAL OPERATING EXPENSES	88,320	61,630	307,980	231,780
OTHER EXPENSES
Other expenses(1)	1,262	35	1,297	124
Interest expense	10,367	8,673	40,139	30,849
TOTAL EXPENSES	99,949	70,338	349,416	262,753
Loss on extinguishment of debt	—	(104)	(505)	(104)
Gains (loss) on sale of real estate	6,617	(52)	33,929	13,617
NET INCOME	39,380	18,155	136,246	80,895
Less: net income attributable to noncontrolling interests	(2,153)	(1,160)	(8,005)	(4,492)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	37,227	16,995	128,241	76,403
Less: preferred stock dividends	(2,314)	(3,636)	(12,563)	(14,545)
Less: original issuance costs of redeemed preferred stock	—	—	(3,349)	—
Less: earnings attributable to participating securities	(145)	(120)	(568)	(509)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$34,768	$13,239	$111,761	$61,349
Net income attributable to common stockholders per share – basic	$0.23	$0.11	$0.80	$0.51
Net income attributable to common stockholders per share – diluted	$0.23	$0.10	$0.80	$0.51
Weighted-average shares of common stock outstanding – basic	152,270	125,995	139,295	120,874
Weighted-average shares of common stock outstanding – diluted	153,873	126,401	140,076	121,178

(1)Acquisition expenses for all prior periods presented have been reclassified to “Other expenses” to conform to the current period presentation. Other expenses for the three months and year ended December 31, 2021 includes (i) a $992 impairment charge related to right of use assets, (ii) $211 of construction costs related to cancelled projects and (iii) $59 (QTD) and $94 (YTD) of acquisition expenses.

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy:
	December 31,
	2021	2020	Change (basis points)
Quarterly Weighted Average Occupancy:(1)
Los Angeles County	98.8%	98.7%	10 bps
Orange County	99.5%	98.8%	70 bps
San Bernardino County	99.8%	99.0%	80 bps
San Diego County	99.1%	96.6%	250 bps
Ventura County	97.7%	95.2%	250 bps
Same Property Portfolio Weighted Average Occupancy	99.0%	98.2%	80 bps

Ending Occupancy:	99.1%	98.2%	90 bps
(1)Calculated by averaging the occupancy rate at the end of each month in 4Q-2021 and September 30, 2021 (for 4Q-2021) and the end of each month in 4Q-2020 and September 30, 2020 (for 4Q-2020).

Same Property Portfolio NOI and Cash NOI:

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Rental income	$82,042	$74,431	$7,611	10.2%	$317,887	$293,543	$24,344	8.3%
Property expenses	19,886	17,922	1,964	11.0%	73,062	69,224	3,838	5.5%
Same Property Portfolio NOI	$62,156	$56,509	$5,647	10.0%	$244,825	$224,319	$20,506	9.1%
Straight line rental revenue adjustment	(1,562)	924	(2,486)	(269.0)%	(7,231)	(9,638)	2,407	(25.0)%
Amortization of above/below market lease intangibles	(1,228)	(1,842)	614	(33.3)%	(5,349)	(7,872)	2,523	(32.1)%
Same Property Portfolio Cash NOI	$59,366	$55,591	$3,775	6.8%	$232,245	$206,809	$25,436	12.3%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Cash NOI, Same Property Portfolio NOI and
Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$39,380	$18,155	$136,246	$80,895
Add:
General and administrative	15,009	9,042	48,990	36,795
Depreciation and amortization	41,221	30,554	151,269	115,269
Other expenses	1,262	35	1,297	124
Interest expense	10,367	8,673	40,139	30,849
Loss on extinguishment of debt	—	104	505	104
Deduct:
Management, leasing and development services	118	95	468	420
Interest income	1	59	37	338
Gain (loss) on sale of real estate	6,617	(52)	33,929	13,617
Net operating income (NOI)	$100,503	$66,461	$344,012	$249,661
Straight line rental revenue adjustment	(5,999)	(434)	(20,903)	(11,406)
Amortization of above/below market lease intangibles	(6,154)	(2,711)	(15,443)	(10,533)
Cash NOI	$88,350	$63,316	$307,666	$227,722

NOI	$100,503	$66,461	$344,012	$249,661
Non-Same Property Portfolio rental income	(50,551)	(14,064)	(133,846)	(35,834)
Non-Same Property Portfolio property expenses	12,204	4,112	34,659	10,492
Same Property Portfolio NOI	$62,156	$56,509	$244,825	$224,319
Straight line rental revenue adjustment	(1,562)	924	(7,231)	(9,638)
Amortization of above/below market lease intangibles	(1,228)	(1,842)	(5,349)	(7,872)
Same Property Portfolio Cash NOI	$59,366	$55,591	$232,245	$206,809

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$39,380	$18,155	$136,246	$80,895
Add:
Depreciation and amortization	41,221	30,554	151,269	115,269
Deduct:
Gain (loss) on sale of real estate	6,617	(52)	33,929	13,617
Funds From Operations (FFO)	$73,984	$48,761	$253,586	$182,547
Less: preferred stock dividends	(2,314)	(3,636)	(12,563)	(14,545)
Less: original issuance costs of redeemed preferred stock	—	—	(3,349)	—
Less: FFO attributable to noncontrolling interests(1)	(3,528)	(2,182)	(13,195)	(7,654)
Less: FFO attributable to participating securities(2)	(258)	(188)	(914)	(772)
Company share of FFO	$67,884	$42,755	$223,565	$159,576

Company Share of FFO per common share – basic	$0.45	$0.34	$1.60	$1.32
Company Share of FFO per common share – diluted	$0.44	$0.34	$1.60	$1.32

FFO	$73,984	$48,761	$253,586	$182,547
Adjust:
Acquisition expenses	59	35	94	124
Impairment of right-of-use asset	992	—	992	—
Loss on extinguishment of debt	—	104	505	104
Amortization of loss on termination of interest rate swaps	734	218	2,169	218
Core FFO	$75,769	$49,118	$257,346	$182,993
Less: preferred stock dividends	(2,314)	(3,636)	(12,563)	(14,545)
Less: Core FFO attributable to noncontrolling interest(1)	(3,599)	(2,193)	(13,504)	(7,667)
Less: Core FFO attributable to participating securities(2)	(265)	(190)	(943)	(774)
Company share of Core FFO	$69,591	$43,099	$230,336	$160,007

Company share of Core FFO per common share – basic	$0.46	$0.34	$1.65	$1.32
Company share of Core FFO per common share – diluted	$0.45	$0.34	$1.64	$1.32

Weighted-average shares of common stock outstanding – basic	152,270	125,995	139,295	120,874
Weighted-average shares of common stock outstanding – diluted	153,873	126,401	140,076	121,178
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1 & 2 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.